UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

RUTHS HOSPITALITY GROUP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2017 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Ruth’s Chris Steak House, 610 North Orlando Avenue, Highway 17-92, Winter Park, Florida 32789, on Thursday, May 25, 2017, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)    the election of the seven nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2018 and until their successors have been elected and qualified;

(2)    the consideration of an advisory and non-binding “say on pay” vote regarding our named executive officer compensation, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosure in this proxy statement;

(3)    to conduct an advisory vote on the frequency of future advisory votes on our named executive officer compensation;

(4)    the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2017; and

(5)    the transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 27, 2017, are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the accompanying proxy card or voting instruction card. If you received the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors,

/s/ Alice G. Givens

Alice G. Givens
Corporate Secretary

April 14, 2017

1030 W. CANTON AVENUE, SUITE 100

WINTER PARK, FLORIDA 32789

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2017

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 25, 2017, beginning at 1:00 P.M., at Ruth’s Chris Steak House, 610 North Orlando Avenue, Highway 17-92, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent to stockholders on or about April 14, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

THURSDAY, MAY 25, 2017

This proxy statement and our 2016 Annual Report to Stockholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2017 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 27, 2017 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the enclosed proxy card or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Alice G. Givens

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker or following the instructions on the enclosed form.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2017 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Alice G. Givens

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, March 27, 2017, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 31,961,844 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or a recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M. For directions to the meeting, please call Anna Culp at (407) 829-3469.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum, provided, with regard to broker non-votes, that at least one matter to be voted upon is considered routine such that discretionary authority is available for that matter.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 24, 2017. Please see the proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will be voted in accordance with the Board’s recommendations for each proposal. Our Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company, mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. We have retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies at an estimated cost of $6,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors will be elected by a majority of the votes cast at the meeting, in person or by proxy, which means that a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. You may not cumulate your votes for the election of directors. If a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, our amended and restated Certificate of Incorporation requires the director to promptly tender his or her resignation to our Board of Directors, subject to acceptance by our Board. The Nominating and Corporate Governance Committee of our Board will then recommend to our Board, and our Board will decide, whether to accept or reject the tendered resignation, or whether other action should be taken.

The approval of the advisory vote on our named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Approval requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of our compensation program.

The advisory vote on the frequency of future advisory votes on our named executive officer compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The term receiving the most votes will represent the stockholders’ choice. Abstentions for the proposal regarding the frequency of future advisory votes on our named executive officer compensation are considered to be present and entitled to vote at the meeting but will have no effect on this vote. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2017 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

How are votes counted?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of the election. For the advisory resolution on our named executive officer compensation and the ratification of the appointment of KPMG to serve as the Company’s independent auditors for fiscal 2017, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the advisory resolution on our named executive officer compensation and the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2017. For the advisory vote on the frequency of future advisory votes on our named executive officer compensation, you may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” Abstentions for the proposal regarding the frequency of future advisory votes on our named executive officer compensation are considered to be present and entitled to vote at the meeting but will have no effect on this vote; the term receiving the most votes will represent the stockholders’ choice.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2017 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors and the advisory votes on our named executive officer compensation and frequency of future advisory votes on our named executive officer compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will have no effect on the outcome of the vote for directors or the advisory named executive officer votes.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 27, 2017, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 31,961,844 shares of common stock outstanding as of March 27, 2017, which includes unvested restricted stock. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
BlackRock, Inc.(2)	3,574,695	11.18%
The Vanguard Group(3)	2,273,540	7.151%

Directors, excluding Chief Executive Officer
Robin P. Selati(4)	43,117	*
Bannus B. Hudson(5)	80,970	*
Alan Vituli(6)	23,837	*
Carla R. Cooper(7)	36,048	*
Robert S. Merritt(8)	65,005	*
Giannella Alvarez(9)	10,614	*

Named Executive Officers
Arne Haak(10)	339,212	1.06%
Cheryl Henry(11)	382,694	1.20%
Michael P. O’Donnell(12)	1,226,915	3.84%
Kevin W. Toomy(13)	173,391	*
All directors and executive officers as a group (10 persons)	2,381,803	7.45%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 27, 2017 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our named executive officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.
(2)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated January 11, 2017 filed by BlackRock, Inc., which has sole voting over 3,498,163 shares and sole dispositive power over 3,574,695 shares. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Financial Management, Inc., BlackRock International Limited, BlackRock Japan Co Ltd, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A. The business address for the entities is 55 East 52nd Street, New York, New York 10055.
(3)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G dated February 9, 2017 filed by The Vanguard Group, which has sole voting power over 63,124 shares, shared voting power over 8,800 shares, sole dispositive power over 2,203,516 shares and shared dispositive power over 70,024 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 61,224 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,700 shares as a result of its serving as investment manager of Australian investment offerings. The business address for the entities is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Includes 1,719 shares of restricted stock that will vest on March 9, 2018, 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, and 5,133 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020.
(5)	Includes 1,719 shares of restricted stock that will vest on March 9, 2018, 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 5,133 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020 and 3,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 27, 2017.
(6)	Includes 1,719 shares of restricted stock that will vest on March 9, 2018, 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, and 3,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 27, 2017.
(7)	Includes 1,719 shares of restricted stock that will vest on March 9, 2018, 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 5,133 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020 and 3,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 27, 2017.
(8)	Includes 1,719 shares of restricted stock that will vest on March 9, 2018, 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, and 5,133 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020.
(9)	Includes 3,655 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019 and 5,133 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020.
(10)	Includes 3,765 shares of restricted stock that will vest on March 9, 2018, 150,000 shares of restricted stock that will vest pro rata on an annual basis over a four-year period beginning June 15, 2018, 7,119 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 14,751 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 3, 2018, 10,000 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020 and 12,743 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2019.
(11)	Includes 1,833 shares of restricted stock that will vest on March 9, 2018, 125,000 shares of restricted stock that will vest pro rata on an annual basis over a four-year period beginning June 15, 2018, 5,695 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 11,801 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 3, 2018, 100,000 shares of restricted stock that will vest one-half on each of July 26, 2018 and July 26, 2019, 20,898 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2019, 16,400 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020 and 21,077 options exercisable within 60 days of March 27, 2017.
(12)	Includes 13,316 shares of restricted stock that will vest on March 9, 2018, 300,000 shares of restricted stock that will vest pro rata on an annual basis through June 30, 2020, 25,627 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 53,103 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 3, 2018, 45,873 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2019, and 36,000 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020.
(13)	Includes 1,636 shares of restricted stock that will vest on March 9, 2018, 66,666 shares of restricted stock that will vest pro rata on an annual basis through June 15, 2018, 4,770 shares of restricted stock that will vest pro rata on an annual basis through March 3, 2019, 9,883 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 3, 2018, 8,538 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2019, and 6,700 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the NASDAQ Global Select Market. Based on a review of the SEC-filed ownership reports during fiscal 2016, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 25, 2016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is seven. Our Board currently is composed of seven directors, with each director serving until the next annual meeting or until his or her successor is elected. The seven candidates nominated by our Board for election as directors at the 2017 annual meeting of stockholders are also identified below. Alan Vituli will retire from the Board immediately prior to the 2017 Annual Meeting. Mary Baglivo is standing for election to the Board upon the recommendation of the Nominating and Corporate Governance Committee. A third-party search firm assisted the Nominating and Corporate Governance Committee in identifying Ms. Baglivo as a director candidate.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, our Board may, prior to the annual meeting, (i) reduce the size of our Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the nominees has been furnished to the Company by the nominees.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused our Nominating and Corporate Governance Committee and our Board to determine that the person should serve as one of our directors.

Michael P. O’Donnell

Mr. O’Donnell, age 61, has served as Chairman of our Board since October 2010, as director and as our Chief Executive Officer since August 2008 and was also President from August 2008 – July 2016. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. Mr. O’Donnell currently serves as a director with Logan’s Roadhouse and Hickory Tavern and as a member of the Rollins College Board of Trustees. During the previous five years, Mr. O’Donnell also served as a director of Sbarro, Inc. and Cosi, Inc. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable about the restaurant industry.

Robin P. Selati

Mr. Selati, age 51, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. During the previous five years, Mr. Selati also served as a director for CDW Corporation, Things Remembered, Inc., The Yankee Candle Company, Inc., and B.F. Bolthouse Holdco LLC. Mr. Selati is very knowledgeable about the capital markets, public company strategies and executive compensation.

Giannella Alvarez

Ms. Alvarez, age 57, has served as a member of our board of directors since February 2016. Ms. Alvarez is the Chief Executive Officer of Harmless Harvest, Inc., a privately held organic food and beverage company based in San Francisco, California since 2015. She served from 2013 until February 2014 as Executive Vice President and General Manager responsible for the Pet Business Unit at Del Monte Corporation. From 2011 to 2013, she served as Group President and Chief Executive Officer for Barilla Americas, where she was responsible for North, Central and South America’s operations of Barilla S.p.A., a global company headquartered in Parma, Italy. From 2006 to 2010, she held senior global management positions with The Coca-Cola Company (NYSE: KO). Prior to that, she held a number of increasingly senior positions in marketing and general management with Kimberly-Clark Corporation (NYSE: KMB) and Proctor & Gamble (NYSE: PG) in the United States and Latin America. Ms. Alvarez currently serves as a director of Domtar Corporation (NYSE: UFS). Ms. Alvarez has experience in marketing, customer relations, franchising, international operations and technology in the food industry and has executive leadership skills.

Mary L. Baglivo

Ms. Baglivo, age 59, is Vice President for Global Marketing and Chief Marketing Officer for Northwestern University and has been in that role since 2013. Before that she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm, during 2013. She previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002 to 2004 and Chief Executive Officer of Panoramic Communications from 2001 until 2002. She currently serves on the boards of directors of PVH Corp and Host Hotels & Resorts where she has served as a director since 2007 and 2013, respectively. Ms. Baglivo has knowledge and experience in global marketing, advertising, consumer branding and strategic planning.

Carla R. Cooper

Ms. Cooper, age 66, has served as a member of our Board of Directors since December 2003. Ms. Cooper was President and Chief Executive Officer of Daymon Worldwide from 2009 until 2015. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from 2003 to 2009. From 2001 to 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From 2000 to 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From 1988 to 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 71, has served as a member of our Board of Directors since June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc. from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable about human resource management.

Robert S. Merritt

Mr. Merritt, age 65, has served as a member of our Board of Directors since October 2009. Mr. Merritt has served as the Chief Executive Officer of Ignite Restaurant Group, Inc. (NASDAQ: IRG) since November 2015 and has served on their Board of Directors since May 2014. From June 2012 through September 2013, Mr. Merritt served as President and Chief Executive Officer of Benjamin Moore & Co. Mr. Merritt served on the Board of Directors for Cosi, Inc., (NASDAQ: COSI), from October 2005 through August 2014 and served as Chairman of their Board of Directors from November 2008 to March 2010. From March 2007 to September 2007, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Our Board of Directors recommends a vote FOR the election of each of the seven candidates nominated for director by our Board listed above.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” of this proxy statement, who we refer to as our “named executive officers.” While this vote, known as a say-on-pay vote, is non-binding, Ruth’s values the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions.

In considering the Company’s executive compensation programs, we urge you to carefully consider the information included in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis,” which describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 25, 2016.

Program Design and Philosophy

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, each of whom is critical to our success. As we describe in the Compensation Discussion and Analysis in this proxy statement, our executive compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our executive compensation programs are designed to:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages to attract, retain and motivate individuals of the highest qualifications, experience and ability.

The Board believes that the executive compensation as disclosed in the Compensation and Disclosure Analysis, the accompanying tables and other disclosures in this Proxy Statement is consistent with our pay-for-performance compensation philosophy and aligns with the pay practices of our peer group. Further, the Board believes that the Company’s commitment to linking compensation and the achievement of our near- and long-term business goals has helped drive our performance over time, without encouraging excessive risk-taking by management. Highlights from the results of our full year ended December 25, 2016 include the following:

•	Total revenues up 3.4% to $385.9 million, compared to 373.4 million in 2015.

•	Total operating income up 6.25% to $47.6 million, compared to $44.8 million in 2015.

•	Net income up 1.7% to $30.5 million, compared to $30.0 million in 2015.

•	GAAP diluted earnings per share up 9.2% to $0.95, compared to $0.87 in 2015.

For the reasons described above, as discussed more fully in the Compensation and Disclosure Analysis, the Board of Directors recommends that stockholders vote to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

Effect of Proposal

As an advisory vote, this proposal is not binding; however, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal No. 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. Stockholders previously voted on our executive compensation in 2011 and 2014. The Company is required to submit for stockholder vote, at least once every six years, a non-binding advisory resolution to determine whether the advisory stockholder vote on executive compensation should occur every one, two or three years. Stockholders approved a triennial advisory vote on executive compensation in 2011, which the Company implemented and has followed since 2011. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future advisory votes on executive compensation. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

After careful consideration, the Board of Directors believes that an advisory vote on our named executive officer compensation should be held every year, and therefore our Board of Directors recommends that you vote for a frequency of every ONE YEAR for future advisory votes on our named executive officer compensation. In this regard, the Board of Directors believes that an annual advisory vote on executive compensation will facilitate more direct stockholder input about executive compensation. An annual advisory vote on executive compensation is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future advisory votes on executive compensation. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.

Our Board of Directors believes that holding the named executive officer compensation advisory vote every year is in the best interests of the Company and its stockholders and recommends that stockholders vote for a frequency of every “ONE YEAR”.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2017 and has further directed that our Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2016, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Our Board believes that its current leadership structure, with Mr. O’Donnell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. O’Donnell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and our strong corporate governance structure.

Since the Company’s current Chairman also serves as Chief Executive Officer, our Board appointed Robin P. Selati as our Lead Director. The Chairman and Chief Executive Officer consults periodically with the Lead Director on Board matters and on issues facing the Company. In addition, the Lead Director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. Our Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

Our Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. Our Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our tenure-based and performance-based restricted stock plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct and Ethics Policy

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics Policy (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, competition and fair dealing, corporate opportunities and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by our Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Number of Meetings of our Board of Directors

Our Board held 4 meetings during fiscal 2016. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend the time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of our Board and our Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. Mr. O’Donnell, our President and Chief Executive Officer and the Chairman of our Board, represented our Board at the 2016 annual meeting of stockholders.

Director Independence

The rules of the NASDAQ Global Select Market require that our Board be comprised of a majority of “independent directors” and that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

Our Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our Chairman and Chief Executive Officer, has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, our Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and NASDAQ.

Communications between Stockholders and our Board

Our Board and management team value the opinions and feedback of our stockholders, and we engage with stockholders throughout the year on a variety of issues, including our corporate governance practices. Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of our Board or the business of the Company to the intended director(s). Examples of inappropriate communications include business solicitations, advertising and communications that are frivolous in nature, communications that relate to routine business matters (such as product inquiries, complaints or suggestions) or communications that raises grievances which are personal to the person submitting them. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.

Committees of our Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

•	assisting our Board in monitoring the integrity of our financial statements and financial reporting process, our disclosure controls and procedures, our internal control over financial reporting, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management;

•	selecting and overseeing the independent auditors;

•	reviewing and evaluating the qualifications, performance and independence of the independent auditors and the performance of the lead partner;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to our Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to our Board;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related party transactions presented to our Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

•	reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman, Ms. Alvarez and Mr. Vituli, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held 8 meetings in fiscal 2016. The charter of our Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing employee compensation principles and philosophies;

•	reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

•	overseeing overall compensation and benefits programs and policies;

•	administering stock plans and other incentive compensation plans;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to our Board; and

•	handling such other matters that are specifically delegated to our Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Compensation Committee held 4 meetings in fiscal 2016. The charter of our Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This Committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	evaluating and making recommendations to our Board of Directors regarding stockholder proposals;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Ms. Cooper, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Nominating and Corporate Governance Committee held 3 meeting in fiscal 2016. The charter of our Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to our Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

Our Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company used a third-party search firm in 2016 to help identify, evaluate and conduct due diligence on potential director candidates. Ms. Baglivo was identified as part of this process. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of our Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to our Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2018 annual meeting for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name, qualifications for Board membership, confirmation of the person’s willingness to serve and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the Board (described below under “Procedure for Stockholder Nominations for Director”) and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. The Nominating and Corporate Governance Committee recommends, and the Board selects, director candidates using the criteria and priorities established from time to time. The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2018 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Mr. Selati (as Chairman), Ms. Cooper and Mr. Hudson served on our Compensation Committee. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

During fiscal 2016, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.

Director Compensation

Summary of Non-Employee Director Annual Compensation

Under our Non-Employee Director Compensation Program, each of our non-employee directors receives, as applicable:

•	An annual fee of $55,000 for service on our Board and an annual fee of $15,000 for service as our Board’s lead outside director;

•	An annual fee of $7,500 for service on the Audit Committee and an annual fee of $15,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $3,500 for service on our Governance Committee and an annual fee of $7,500 for service as the Chairman of our Governance Committee;

•	An annual fee of $4,500 for service on our Compensation Committee and an annual fee of $10,000 for service as the Chairman of our Compensation Committee; and

•	An annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on our Board ($96,250 in 2016), with such grants vesting annually in equal installments over a three-year period, subject to the recipient’s continued service as a director.

Directors who are also employees receive no compensation for serving as directors. Non-employee directors are not eligible to participate in the deferred compensation plan. Information regarding Mr. O’Donnell’s compensation is described below under “Executive Compensation.”

Non-Employee Director Compensation for Fiscal Year 2016

The following table summarizes the compensation paid to the non-employee directors of the Company in 2016:

Name	Fees Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Carla R. Cooper	$65,000	$96,246	$3,001	$164,247
Bannus B. Hudson	$70,500	$96,246	$3,001	$169,747
Robert S. Merritt	$77,500	$96,246	$3,037	$176,783
Robin P. Selati(3)	$88,000	$96,246	$3,161	$187,407
Alan Vituli	$66,000	$96,246	$3,001	$165,247
Giannella Alvarez	$58,750	$96,246	$1,151	$156,147

(1)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.

(2)	All other compensation includes dividends earned on unvested shares of restricted stock.
(3)	In 2016, Mr. Selati’s cash compensation for Board and Committee service was paid to Madison Dearborn.

Additional Information With Respect to Director Equity Awards

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of fiscal 2016:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Giannella Alvarez	—	—	—	—	5,481	$100,028
Carla R. Cooper	3,000	—	$17.17	8/9/2017	11,011	$200,951
Bannus B. Hudson	3,000	—	$17.17	8/9/2017	11,011	$200,951
Robert S. Merritt	—	—	—	—	11,011	$200,951
Robin P. Selati	—	—	—	—	11,011	$200,951
Alan Vituli	3,000	—	$17.17	8/9/2017	11,011	$200,951

(1)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 23, 2016 of $18.25. These shares of restricted stock vest annually in equal installments over a three-year period beginning on the date of grant.

Non-Employee Director Reimbursement Practice

We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.

Stock Ownership Guidelines for Non-Employee Directors; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. Pursuant to our non-employee director stock ownership guidelines, each non-employee director is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. Shares subject to stock options and unvested or unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Non-employee directors have three years to achieve their targeted level. All non-employee directors satisfied our stock ownership guidelines as of the end of fiscal 2016.

Pursuant to our insider trading policy, our directors may not engage in any hedging or monetization transactions involving our securities.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	61	Chairman of the Board and Chief Executive Officer
Cheryl Henry	43	President and Chief Operating Officer of Ruth’s Hospitality Group, Inc.
Arne G. Haak	49	Executive Vice President and Chief Financial Officer
Kevin W. Toomy	63	President and Chief Operating Officer of Ruth’s Chris Steak House

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Ms. Henry has served as President and Chief Operating Officer, Ruth’s Hospitality Group, Inc. since July 2016. Prior to that, Ms. Henry was Senior Vice President and Chief Branding Officer from August 2011 to July 2016. From June 2007 to August 2011, she served in various roles with the Company, including as Chief Business Development Officer. Prior to joining the Company, she was the Chief of Staff for the Mayor of Orlando.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. From 1999 through 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”) (NYSE: AAI), which is now a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Mr. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Mr. Toomy has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation program in place for 2016 for our named executive officers, including our Chief Executive Officer, Chief Financial Officer and our other two named executive officers. For 2016, our named executive officers were:

•	Michael P. O’Donnell, our Chief Executive Officer;

•	Arne G. Haak, our Chief Financial Officer;

•	Cheryl J. Henry, our President & Chief Operating Officer of Ruth’s Hospitality Group, Inc.; and

•	Kevin W. Toomy, our President & Chief Operating Officer of Ruth’s Chris Steak House.

Executive Summary

Ruth’s Business and Strategy.

Ruth’s develops and operates fine dining restaurants under the trade name Ruth’s Chris Steak House. As of December 25, 2016, there were 150 Ruth’s Chris Steak House restaurants, making it one of the largest upscale steakhouse companies in the world. The Ruth’s Chris brand reflects its 51-year commitment to the core values instilled by its founder, Ruth Fertel, of caring for guests by delivering the highest quality food, beverages and genuine hospitality in a warm and inviting atmosphere.

The restaurant industry in which the Company competes is a mature segment and the Company has a long operating history in upscale fine dining. The restaurant business is highly cyclical and results can be affected by consumer spending, commodity prices and real estate costs. The Company’s approach is to maintain a strategy focused on multi-year, long-term results.

The Company’s strategy is to deliver a total return to shareholders by maintaining a healthy core business, growing with a disciplined investment approach and returning excess capital to shareholders. The Company strives to maintain a healthy core business by growing sales through traffic, managing operating margins and leveraging infrastructure. The Company is committed to disciplined growth in markets with attractive sales attributes and solid financial returns. The Company believes that its franchisee program is a point of competitive differentiation and looks to grow its franchisee-owned restaurant locations as well. The Company also will consider acquiring franchisee-owned restaurants at terms that it believes are beneficial to both the Company and the franchisee. The Company returns excess capital to shareholders through share repurchases and dividends.

2016 Performance Highlights.

Our fiscal year end 2016 financial results reflect market conditions and factors specific to Ruth’s. We believe there were many positive aspects to our 2016 performance that demonstrate the strength of our business. These results were achieved during a year where many other restaurant companies experienced declining comparable store sales.

•	Total revenues up 3.4% to $385.9 million, compared to 373.4 million in 2015.

•	Total operating income up 6.25% to $47.6 million, compared to $44.8 million in 2015, reflecting an $11.3 million increase in restaurant sales and a decrease in food and beverage costs of $1.0 million, which was partially offset by increased restaurant operating expenses, marketing and advertising, general and administrative costs, depreciation and amortization expenses and pre-opening costs.

•	Net income up 1.7% to $30.5 million, compared to $30.0 million in 2015.

•	GAAP diluted earnings per share up 9.2% to $0.95, compared to $0.87 in 2015.

•	Annual dividend up 16.7% to $0.28 per share, compared to $0.24 per share for 2015.

•	Secured leases for four new restaurant openings during 2017.

•	Returned capital to shareholders through share repurchases of $45.1 million and dividends of $9.2 million.

Key Compensation Practices.

Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders, and are consistent with market best practices.

What We Do

✓	Beginning in 2012, grant annual restricted stock award based on equal parts performance (considering prior year actual performance) and retention/tenure.	✓	Review and consider stockholder feedback in structuring executive compensation.

✓	Retain an independent compensation consultant to assist the Compensation Committee.	✓	Prudently exercise discretion to be responsive to the cyclical nature of our business and advance our goal of creating value for our stockholders.

✓	Apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment, generally 2-6 years post-grant.	✓	Generally set our total compensation target opportunities at the median level for our market.

✓	Prohibit hedging.	✓	Maintain stock ownership guidelines of 2x salary for all NEOs, other than CEO, whose requirement is 3x salary. Ensure guidelines are achieved.

What We Don’t Do

X	No automatic, annual increase in executive salaries.	X	No option repricing without shareholder approval.

X	No exchange of underwater options for cash.	X	No gross-ups.

Snapshot of Compensation Elements.

The overall philosophy of our compensation programs is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The components of our 2016 compensation program include:

Short-Term Compensation		Long-Term Compensation	Total Indirect Compensation
Base Salary	Performance-Based Cash Bonuses	Long-Term Incentive Awards	Other Compensation and Benefits

Fixed cash component	Cash bonus based on personal and company performance (subject to meeting minimum EBITDA level) Metrics: personal goals and adjusted EBITDA	Annual restricted stock awards and long-term retention based restricted stock awards Metrics: tenure/retention requirements, adjusted EBITDA and adjusted EPS	Modest perquisites including automobile allowances, medical benefit plans, life and accidental death and dismemberment insurance, long-term disability plans, 401(k) matching, non-qualified deferred compensation plan (employee contributions only), and additional benefits payable upon a change in control

Total direct compensation mix for fiscal year 2016 was allocated as follows for our CEO and our other named executive officers:

Incentive Compensation Metrics.

To align compensation with our business strategy of creating value for our stockholders, we historically have used adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted for store closures, a rent dispute and the impact of unbudgeted mid-year executive compensation changes) and adjusted EPS (earnings per diluted share, excluding the impact of store closures, a rent dispute, non-recurring tax items and the impact of unbudgeted mid-year executive compensation changes) as the metrics for our long-term incentive awards and adjusted EBITDA for our performance-based cash bonuses. We believe that adjusted EBITDA tends to provide a true measure of profitability by aligning incentives with stockholder value and that adjusted EPS tends to represent sustained value for stockholders. Some of the key drivers that affect adjusted EBITDA and adjusted EPS are as follows:

Adjusted EBITDA	Adjusted EPS
• Revenues • Restaurant Sales • Franchise Income • Other • Operating costs and expenses	• Revenues • Restaurant Sales • Franchise Income • Other • Operating costs and expenses • Interest, tax, depreciation and amortization expense

In 2016, we achieved adjusted EBITDA of $61,658,000 which represented a 3.86% increase over 2015 adjusted EBITDA of $59,365,000. For EPS, we achieved adjusted EPS of $0.976 in 2016 compared to $0.899 in 2015, an increase of 8.57%. Our incentive compensation awards, as detailed below, reflect this performance which exceeded both the prior year results as well as our target for each metric.

Provided that the minimum EBITDA and EPS levels are achieved, then we also evaluate individual contributions and accomplishments for determining incentive compensation. This may include (depending on the executive) same store sales, entrée count, traffic, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation, risk management, brand protection initiatives and management of third-party vendor costs.

Compensation Objectives and Program Structure

The Compensation Committee of the Board of Directors oversees and directs our executive compensation philosophy, policies, plans and programs. Our Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. In establishing the compensation for the named executive officers, the Compensation Committee consults with their independent compensation consultant and also considers the recommendation of the Chief Executive Officer, with the exception of his own compensation, which is determined solely by the Compensation Committee and its independent consultant. Any salary increase or other adjustment is determined by our Compensation Committee.

Our Compensation Committee considers Company performance, both operational and financial, to determine compensation. In connection with its compensation review, our Compensation Committee has historically engaged Towers Watson to review and evaluate our compensation objectives and program structure relative to the marketplace. In fiscal 2015, the company engaged Towers Watson to update the compensation review that had last been performed in 2012. For purposes of this review, Towers Watson relied on both its own and other compensation databases, as well as its experience with restaurant sector and general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles, which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group.

During 2015, Towers Watson and our Compensation Committee considered restaurant sector organizations that have similar business operations as ours in order to provide us with a comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. The peer group has not changed since the 2015 analysis. These organizations included:

• BJ’s Restaurants, Inc.	• Dave & Buster’s Entertainment, Inc.	• Kona Grill, Inc.

• Bravo Brio Restaurant Group, Inc.	• Del Frisco’s Restaurant Group, Inc.	• Red Robin Gourmet Burgers Inc.

• Brinker International, Inc.	• Denny’s Corporation	• Ruby Tuesday, Inc.

• Buffalo Wild Wings, Inc.	• Dunkin’ Brands Group, Inc.	• Sonic Corp.

• Cheesecake Factory Incorporated	• Famous Dave’s of America, Inc.	• Texas Roadhouse Inc.

• Cosi, Inc.	• Fiesta Restaurant Group, Inc.

Towers Watson continues to serve as an independent compensation consultant to our Compensation Committee. Our Compensation Committee has assessed the independence of Towers Watson and has concluded that no conflict of interest has existed during Towers Watson’s engagement that would prevent Towers Watson from serving as an independent compensation consultant to our Compensation Committee. Our Compensation Committee considers the following factors in determining that its compensation consultant is independent: SEC rules regarding compensation consultant independence, including the amount of fees paid by us as a percentage of the consulting firm’s total revenue, conflict of interest policies of the consulting firm and business or personal relationships between the consulting firm and the members of our Compensation Committee or our executive officers.

Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. At the 2011 annual meeting, our stockholders approved the Company holding an advisory vote on executive compensation every three years. At each of the 2011 and 2014 annual meetings of stockholders, approximately 98% of the votes cast on the stockholder advisory vote on executive compensation were voted in favor of our executive compensation. Proposal No. 2 of this proxy statement asks our stockholders to approve, on an advisory basis, the compensation of our named executive officers. Proposal No. 3 of this proxy statement asks our stockholders to vote on a non-binding advisory resolution to determine whether the advisory stockholder vote on executive compensation should occur every one, two or three years. In Proposal No. 3, we are recommending that our stockholders cast a non-binding advisory vote for a frequency of every one year. We are recommending an annual frequency to allow for more direct stockholder input about executive compensation and align with our practice of reviewing compensation annually.

2016 Compensation Considerations

In approving compensation decisions with respect to 2016, our Compensation Committee considered a variety of factors, including the Company’s operational and financial performance. In this regard, highlights from fiscal 2016 include:

•	our total operating income increased by 6.25% to $47.6 million, compared to $44.8 million in 2015;

•	our net income increased by 1.7% to $30.5 million, compared to $30.0 million in 2015;

•	our GAAP diluted earnings per share increased 9.2% to $0.95, compared to $0.87 in 2015;

•	our annual dividend increased 16.7% to $0.28 per share, compared to $0.24 per share for 2015;

•	two new Company-owned Ruth’s Chris Steak House restaurants and two new franchisee-owned restaurants opened during 2016; and

•	we returned capital to shareholders through share repurchases of $45.1 million and dividends of $9.2 million.

In addition, our shareholder returns have substantially outperformed the S&P 500, the S&P Small Cap 600 Index and the Dow Jones U.S. Restaurants & Bars Index over the last one-, three-, and five-year periods, as shown in the performance graph on page 19 of the Company’s Annual Report on Form 10-K, filed on March 8, 2017.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is generally designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our target total compensation opportunities at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent and because we believe that compensation should only exceed the market median when performance exceeds our targets. We believe that this benchmarking process is an important part of our Compensation Committee’s decision making process; however, we do deviate from pure benchmarking information for a number of reasons, where appropriate on an individual basis.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our bonus plans, long-term equity incentive compensation benefits and modest perquisites. It is our Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other comparable nationwide restaurant companies.

Our Compensation Committee is focused on providing a total compensation package that is performance-based, and utilizes short and long-term incentives. We allocate a substantial portion of the total annual compensation paid to the named executive officers to variable compensation, including bonus opportunities and equity incentive awards. We believe that equity incentive awards are an important part of the compensation package because they incent the management team to think of the business from a long-term perspective similar to that of an owner.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2016, our performance goals for the Home Office Bonus Plan were based on adjusted EBITDA targets and performance versus the prior year’s adjusted EBITDA; however, we may consider using other performance goals in the future. Our 2016 targets were higher than 2015 actual results and 2015 targets. Our long-term incentive awards of restricted stock for prior year performance were based on adjusted EBITDA and adjusted EPS. We believe that adjusted EBITDA tends to provide a true measure of profitability by aligning incentives with stockholder value. We believe that adjusted EPS tends to represent sustained value for stockholders.

The corporate and individual targets under our Bonus Plans are intended to be challenging, yet achievable for our executive officers, but only if there was a high level of performance by our executive officers. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals, but at the same time they are intended to be within reach if such significant efforts are made. For example, under our Home Office Bonus Plan, reaching target performance only results in a payout of 75% of the target salary percentage. Actual performance must exceed target performance measures for our executive officers to receive 100% of the target salary percentage. The equity component of executive officers’ compensation, in the form of restricted stock, is designed to reward stock price improvement over the grant-date stock price, which aligns their interests with our stockholders and reinforces our results-oriented management culture for both annual and long-term business results.

Consistent with the executive compensation principles described above, Mr. O’Donnell’s salary and short- and long-term incentive compensation for fiscal 2016 was as follows:

•	Base salary of $675,000, which represented no increase from 2015;

•	2016 Target bonus opportunity under the Home Office Bonus Plan remained at 100% of base salary; actual 2016 award under the Home Office Bonus Plan was $545,100 (approximately 81% of target award); and

•	2016 annual long-term incentives were granted in restricted stock awards and long-term retention based restricted stock awards with a grant date fair value of $1,607,495.

Mr. O’Donnell’s 2016 compensation mix is similar to that for our other named executive officers.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

The Compensation Committee completed a review of the base salaries of the executive officers with its independent compensation consultant, Towers Watson during fiscal 2015. As a result of this review, the base salaries of the executive officers were increased. This was the first increase in the base salaries of the named executive officers since 2012. The Compensation Committee did not increase base salaries for the named executive officers in 2016, other than Ms. Henry who received an increase from $300,000 to $410,000 in connection with her promotion to President & Chief Operating Officer.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

We adopted a Home Office Bonus Plan pursuant to which Mr. O’Donnell, Mr. Toomy, Mr. Haak, and Ms. Henry were eligible to receive cash bonuses based on personal and Company performance over the course of the 2016 fiscal year. The purpose of the Home Office Bonus Plan is to encourage a consistent high standard of excellence and continued employment for all team members in the Home Office, including the named executive officers. Bonus awards under the Home Office Bonus Plan are determined by our Compensation Committee, subject to approval by our Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the prior year’s adjusted EBITDA and our Board’s previously approved plan with targeted EBITDA adjusted for changes in accounting policies, non-recurring extraordinary transactions, or mid-year changes in executive compensation and (ii) individual performance.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department-specific objectives oriented toward facilitating the Company achieving its adjusted EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third-party vendor costs.

Our goals for the Home Office Bonus Plan are based on adjusted EBITDA as it tends to provide a true measure of profitability by aligning incentives with stockholder value. Bonuses are only payable under the Home Office Bonus Plan if adjusted EBITDA during the applicable fiscal period exceeds the prior year’s adjusted EBITDA. If the adjusted EBITDA target is achieved, 75% of target bonus potential is awarded. Once the adjusted EBITDA target is achieved, 50% of the adjusted EBITDA increase over the target is added to the bonus pool until the maximum funding of the bonus pool is achieved (resulting in the payment of 200% of target bonus potential). Practically speaking, our adjusted EBITDA performance must exceed target amounts by some measure before our executive officers will receive 100% of the target Home Office Bonus amount. If the adjusted EBITDA target is not achieved, but the adjusted EBITDA exceeds adjusted EBITDA for the prior year, a percentage of the bonus potential is awarded equal to 75% times the amount adjusted EBITDA exceeds adjusted EBITDA for the prior year, divided by the difference between the adjusted EBITDA target for the current year and adjusted EBITDA for the prior year. Where, as in 2016, adjusted EBITDA equals or exceeds the adjusted EBITDA target, the aggregate Home Office Bonus Plan pool can be illustrated as follows:

75% x (Base Salary x Target Base Salary %) + 50% * (Adjusted EBITDA – Target Adjusted EBITDA)

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2016, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Michael P. O’Donnell	100%	200%
Arne G. Haak	75%	150%
Cheryl J. Henry	80%	160%
Kevin Toomy	100%	200%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be less than the calculated cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by our Board and our Compensation Committee. There are no minimum cash bonuses established by the Home Office Bonus Plan. As a result of Ms. Henry’s promotion, the percentage used to calculate the annual bonus amounts for Ms. Henry was increased to 80% in order to remain competitive with the market.

For fiscal 2016, actual adjusted EBITDA was approximately $61,658,000, which exceeded the prior year’s actual adjusted EBITDA of $59,365,000 and the 2016 adjusted EBITDA target (which would have resulted in a 75% payout) of $61,295,000. In order to achieve 100% payout, it would have been necessary to achieve EBITDA of $62,872,000. In order to achieve the maximum payout, it would have been necessary to achieve EBITDA of $69,181,000. Cash bonuses were paid under the Home Office Bonus Plan for fiscal 2016 in the following amounts, which equal approximately 81% of each officer’s respective target bonus amount. No adjustments were made for individual performance.

Name	Cash Bonus Amount	% of Base Salary
Michael P. O’Donnell	$545,100	81%
Arne G. Haak	$227,125	61%
Cheryl J. Henry	$264,878	65%
Kevin Toomy	$270,531	81%

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist primarily of annual restricted stock awards and long-term retention based restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, we adopted an equity award grant policy for certain executive officers and key employees in July 2012 that provides that each of the Company’s executive officers and key employees may receive an annual award under the Amended and Restated 2005 Long-Term Equity Incentive Plan. The annual award generally consists of restricted stock with a value equal to a multiple of base salary that is consistent with the median long-term incentive plan practices of peer companies. Half of the restricted stock award is based on tenure, and half of the restricted stock award is based on prior year performance, and may have a value that is less than or greater than the targeted multiple of base salary, depending on our performance in the prior year. The Compensation Committee evaluates our prior year performance, and makes the annual awards of restricted stock, in March following the fiscal year to which the performance relates. The tenure-based restricted stock will vest in equal annual installments over the three years following the grant date, subject to continued service as an employee and other certain exceptions. The restricted stock for prior year performance will vest on the second anniversary of the grant date, subject to continued service as an employee and certain other exceptions.

For awards granted in March 2016 and awards granted in March 2017, the target values of the restricted stock awards were based on the below multiples of the named executive officers’ respective salaries. The actual amount received is equal to the below multiples times a multiple for tenure and a performance multiple for adjusted EBITDA and adjusted EPS. If the Company does not achieve EBITDA or EPS at or above the level of the prior fiscal year, then only the tenure grant is awarded but no restricted stock is earned for the performance component, which results in total compensation below the median level. If performance exceeds the prior year but does not reach the target level, then the number of shares awarded in respect of performance will be reduced and total compensation will also fall below the median.

			Multiple of Base Salary
Name	FY15 Salary	FY16 Salary	Tenure-Based Award		Target Award Based on Adjusted EBITDA		Target Award Based on Adjusted EPS
Michael P. O’Donnell	$675,000	$675,000	1.000	x	0.500	x	0.500	x
Arne G. Haak	$375,000	$375,000	0.500	x	0.250	x	0.250	x
Cheryl J. Henry(1)	$300,000	$410,000	0.750	x	0.375	x	0.375	x
Kevin W. Toomy	$335,000	$335,000	0.375	x	0.188	x	0.188	x

(1)	Ms. Henry’s salary was increased to $410,000 effective July 2016 in connection with her promotion to President and Chief Operating Officer. In addition, the multipliers for her Tenure-Based Award, and for the Target Awards based on EBITDA and EPS were increased to the levels shown in the table above.

Consistent with the above, our Board grants annual restricted stock awards to the named executive officers in March of each year, taking into account the Compensation Committee’s policy and, with respect to the restricted stock for prior year performance, adjusted EBITDA and adjusted EPS for the prior fiscal year. When performance exceeds performance in the prior year, the performance multiple is equal to 100% times a percentage equal to the actual amount of growth over the prior year divided by the target growth amount. When the target is exceeded, the performance multiple is equal to 125% times a percentage equal to actual performance divided by target performance. To illustrate, if the Company’s actual adjusted EBITDA is 110% of the target amount, then a performance multiple equal to 137.5% (125% times 110%) is applied to the target multiples stated above to calculate such executive officer’s payout in respect of adjusted EBITDA. This feature of our long-term retention based restricted stock awards incentivizes our executive officers to strive to exceed our challenging target performance thresholds.

In March 2016 and March 2017, each named executive officer received a tenure-based restricted stock award and a restricted stock award for fiscal 2015 performance and fiscal 2016 performance, respectively. For fiscal 2015 and fiscal 2016, actual adjusted EBITDA and actual adjusted EPS exceeded their respective targets, which resulted in grants of restricted stock for such performance equal to the percentage of target award value set forth in the following chart. Grants made in March 2016 and March 2017 are included in the Summary Compensation Table for fiscal 2016 and fiscal 2017, respectively.

	2015 Actual	2015 Target	2015 Percentage of Target Award Value	2016 Actual	2016 Target	2016 Percentage of Target Award Value
Adjusted EBITDA	$59,365,000	$54,692,000	135.7%	$61,658,000	$61,295,000	125.7%
Adjusted EPS	$0.899	$0.799	140.6%	$0.976	$0.945	129.1%

In recognition of the strong shareholder returns delivered under the tenure of our executive officers, the Compensation Committee retained Willis Towers Watson in 2015 to assist in developing retention grants for these officers. As a result, the Committee awarded certain executive officers special one-time long-term grants (“Retention Grants”), which will vest over a three- to six-year period, a significantly longer period than the three-year industry standard. The Retention Grants were designed to ensure that our executive officers remain focused on driving long-term strategic value to the business and to retain those individuals who are critical to our strategy over the next several years. The Retention Grants were awarded in recognition of the strong shareholder returns delivered by the Company under the leadership of senior executives receiving a Retention Grant. In an effort to aid long-term retention, the Retention Grants have significantly longer vesting periods than traditional share grants, which typically have a maximum three-year vesting period. Over the vesting period of the Retention Grants, their value should be considered as part of the total mix of compensation awarded to our executive officers, rather than attributed to just the year of grant.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers, which are generally the same as those of the entire company, consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans and 401(k) matching contributions. In addition, the executive officers receive automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. The Company does not contribute or match contributions to these accounts.

The Company also allows its executive officers to dine in its restaurants as a benefit in order to permit these officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the annual tax deductibility of compensation paid to each named executive officer (other than the Chief Financial Officer) to $1.0 million. However, certain types of performance-based compensation are excluded from the $1.0 million deduction limit if specific requirements are met. Our Compensation Committee considers the impact of Section 162(m) when reviewing our executive compensation programs and structuring our bonus plans. However, tax deductibility is not the primary factor used by our Compensation Committee in setting compensation and corporate objectives may not necessarily align with the requirements for full tax deductibility under Section 162(m). Our Compensation Committee has chosen and may in the future again choose to provide compensation that may not be deductible if it believes that certain awards are in the best interests of the Company and our stockholders and help ensure that our named executive officers receive total compensation that is competitive with our peer group or reflects superior performance.

Severance and Termination Arrangements

Our named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” Likewise, our named executive officers have bonus plans (as described above under “Bonuses”) that provide for partial payment of bonus amounts upon death, disability, retirement or change in control based on the bonus amount earned prior to such triggering event. The Company believes that these agreements and plans effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2014, 2015 and 2016 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total ($)
Michael P. O’Donnell	2016	$675,000	—	$1,607,495	$545,100	$149,195	(4)	$2,976,790
Chairman and Chief	2015	$646,250	—	$5,905,740	$1,026,620	$102,879	(4)	$7,681,489
Executive Officer	2014	$610,000	—	$1,488,924	$302,515	$69,079	(4)	$2,470,518

Arne G. Haak	2016	$375,000	—	$446,533	$227,125	$68,642	(5)	$1,117,300
Executive Vice President and	2015	$361,731	—	$2,648,514	$427,758	$45,446	(5)	$3,483,449
Chief Financial Officer	2014	$345,000	—	$400,214	$102,657	$37,647	(5)	$885,518

Cheryl J. Henry	2016	$344,423	—	$1,881,223	$264,878	$68,368	(6)	$2,558,892
President and Chief	2015	$291,154	—	$2,102,310	$342,207	$33,282	(6)	$2,768,953
Operating Officer of Ruth’s Hospitality Group, Inc.	2014	$280,000	—	$205,042	$62,487	$22,042	(6)	$569,571

Kevin W. Toomy	2016	$335,000	—	$299,170	$270,531	$44,795	(7)	$949,495
President and Chief	2015	$319,519	—	$1,695,536	$509,508	$31,944	(7)	$2,556,507
Operating Officer of Ruth’s Chris Steak House	2014	$300,000	$100,000	$162,694	$50,000	$17,906	(7)	$630,600

(1)	The amounts in this column represent a discretionary cash bonus in 2014.
(2)	Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. Amounts for fiscal 2016 include the aggregate grant date fair value computed in accordance with ASC Topic 718 of restricted stock granted in March 2016 as tenure-based awards, restricted stock granted in March 2016 for fiscal 2015 performance and a special one-time long-term retention based restricted stock award granted in July 2015 to certain executive officers. Also includes a grant of restricted stock to Ms. Henry in July 2016 in connection with her promotion to President and Chief Operating Officer. See “Grants of Plan-Based Awards” table.
(3)	The amounts in this column represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(4)	Consists of dividends on unvested restricted stock of $131,643, automobile allowances of $12,000, and group life insurance premium reimbursements of $3,564, and 401(k) matching contributions of $1,988, a portion of which was disallowed and refunded to the executive.
(5)	Consists of dividends on unvested restricted stock of $55,269, automobile allowances of $10,800, and group life insurance premium reimbursements of $585, and 401(k) matching contributions of $1,988, a portion of which was disallowed and refunded to the executive.
(6)	Consists of dividends on unvested restricted stock of $57,217, automobile allowances of $10,800, and group life insurance premium reimbursements of $351.
(7)	Consists of dividends on unvested restricted stock of $30,150, automobile allowances of $10,400, and group life insurance premium reimbursements of $2,257, and 401(k) matching contributions of $1,988, a portion of which was disallowed and refunded to the executive.

Equity Compensation

Amended and Restated 2005 Long-Term Equity Incentive Plan

The Amended and Restated 2005 Long-Term Equity Incentive Plan, as originally approved in 2005 and subsequently amended and restated, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. As of December 25, 2016, there were 124,154 shares of common stock issuable upon exercise of currently outstanding options, 1,245,836 unvested restricted stock awards and 1,902,608 shares available for future grants. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Executive Stock Ownership Guidelines; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership guidelines further align the interests of our executive officers with those of our stockholders. Pursuant to our executive officer stock ownership guidelines, each executive officer is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her annual tenure-based equity grant, with the exception of the Chief Executive Officer who is required to hold shares of our common stock equal in value to three times his or her annual tenure-based equity grant. Shares subject to stock options will not count toward the minimum ownership requirement. Restricted stock (whether or not vested) will count toward the minimum ownership requirement. Executive officers had until 2015 to meet the stock ownership guidelines. As of the end of fiscal 2015, all named executive officers satisfied our stock ownership guidelines.

Pursuant to our insider trading policy, our executive officers may not engage in any hedging or monetization transactions involving our securities.

Grants of Plan-Based Awards

Fiscal Year 2016

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	—	—	$675,000	$1,350,000	—		—	—	—
	3/3/16	—	—	—	91,543	(2)	—	—	$1,607,495
Arne G. Haak	—	—	$281,250	$562,500	—		—	—	—
	3/3/16	—	—	—	25,429	(2)	—	—	$446,533
Cheryl J. Henry	—	—	$328,000	$656,000	—		—	—	—
	3/3/16	—	—	—	20,343	(2)	—	—	$357,223
	7/26/16	—	—	—	100,000	(3)	—	—	$1,524,000
Kevin W. Toomy	—	—	$335,000	$670,000	—		—	—	—
	3/3/16	—	—	—	17,037	(2)	—	—	$299,170

(1)	Represents possible payouts for 2016 under the Company’s non-equity incentive plans, which we refer to as the Home Office Bonus Program as described under “Compensation Discussion and Analysis—Bonuses.”
(2)	For Mr. O’Donnell, the amount includes 38,440 shares of restricted stock granted as a tenure-based award in March 2016 and 53,103 shares of restricted stock granted in March 2016 for fiscal 2015 performance. For Mr. Haak, the amount includes 10,678 shares of restricted stock granted as a tenure-based award in March 2016 and 14,751 shares of restricted stock granted in March 2016 for fiscal 2015 performance. For Ms. Henry, the amount includes 8,542 shares of restricted stock granted as a tenure-based award in March 2016 and 11,801 shares of restricted stock granted in March 2016 for fiscal 2015 performance. For Mr. Toomy, the amount includes 7,154 shares of restricted stock granted as a tenure-based award in March 2016 and 9,883 shares of restricted stock granted in March 2016 for fiscal 2015 performance.

(3)	Represents long-term retention based restricted stock award granted in July 2016 to Ms. Henry in connection with her promotion to President and Chief Operating Officer of Ruth’s Hospitality Group, Inc.

Outstanding Equity Awards

at 2016 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of fiscal 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	—	—	—	—	16,214	(1)	$295,906
					26,632	(2)	$486,034
					30,107	(3)	$549,453
					300,000	(4)	$5,475,000
					38,440	(5)	$701,530
					53,103	(6)	$969,130
Arne G. Haak	—	—	—	—	4,031	(1)	$73,566
					7,531	(2)	$137,441
					8,514	(3)	$155,381
					150,000	(7)	$2,737,500
					10,678	(5)	$194,874
					14,751	(6)	$269,208
Cheryl J. Henry	20,000	—	$18.58	6/4/2017	—		—
	1,077	—	$17.17	8/9/2017	—		—
					2,233	(1)	$40,752
					3,667	(2)	$66,923
					4,146	(3)	$75,665
					125,000	(7)	$2,281,250
					8,542	(5)	$155,892
					11,801	(6)	$215,368
					100,000	(8)	$1,825,000
Kevin W. Toomy					1,452	(1)	$26,499
					3,274	(2)	$59,751
					3,702	(3)	$67,562
					66,666	(9)	$1,216,655
					7,154	(5)	$130,561
					9,883	(6)	$180,365

(1)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock vested on March 11, 2017.
(2)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. One-half of these shares of restricted stock vested on March 9, 2017 and the remaining one-half of these shares of restricted stock will vest on March 9, 2018.
(3)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock vested on March 9, 2017.
(4)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock will vest pro-rata on an annual basis over a four-year period beginning June 30, 2017.
(5)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. One-third of these shares of restricted stock vested on March 3, 2017 and the remaining two-thirds will vest pro-rata on March 3, 2018 and March 3, 2019.

(6)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock will vest on March 3, 2018.
(7)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock will vest pro-rata on an annual basis over a four year period beginning June 15, 2018.
(8)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock will vest one-half on July 26, 2018 and one-half on July 26, 2019.
(9)	Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2016 of $18.25. These shares of restricted stock will vest one-half on June 15, 2017 and one-half on June 15, 2018

Option Exercises and Stock Vested

Fiscal Year 2016

The following table summarizes the options that were exercised by our named executive officers and the restricted stock held by our named executive officers that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael P. O’Donnell	—	$—	114,169	$1,969,006
Arne G. Haak	—	$—	32,967	$568,079
Cheryl J. Henry	—	$—	16,173	$278,757
Kevin W. Toomy	20,000	$293,400	45,894	$773,627

(1)	The amount has been computed based on the closing price of our common stock on the exercise date or vesting date, as applicable.

Non-Qualified Deferred Compensation

Fiscal Year 2016

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. The following table summarizes contributions during 2016 by the only named executive officer who participated along with aggregate earnings/losses for the year and the aggregate balance as of December 25, 2016. We did not make any contributions to the deferred compensation plan during 2016. Named executive officers are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the Summary Compensation Table. The aggregate earnings are not reflected in “Other Compensation” in the Summary Compensation Table. No portion of the aggregate balance was previously reported as compensation of the named executive officer in the Summary Compensation Table for previous years.

Named Executive Officer	Executive Contributions in 2016	Company Contributions in 2016	Aggregate Earnings in 2016	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 25, 2016
Arne Haak	$18,029	$—	$968	$—	$18,997

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Michael P. O’Donnell. In August 2008, we entered into an employment agreement with Mr. O’Donnell outlining the terms by which Mr. O’Donnell would serve as our Chairman and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s current base salary is $675,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Mr. O’Donnell’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. In August 2011, we entered into an employment agreement with Mr. Haak under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s current base salary is $375,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. If Mr. Haak’s employment is terminated by us without “cause,” or by Mr. Haak for “good reason” (as those terms are defined below) during the employment term, then the executive will be entitled to receive (i) his base salary for 12 months after the date of such termination, (ii) 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for 12 months, (iv) 12 monthly payments of his automobile allowance pursuant to current Company guidelines, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Cheryl Henry. In October 2011, we entered into an employment agreement with Ms. Henry under which Ms. Henry agreed to serve as our Senior Vice President and Chief Branding Officer. Ms. Henry’s current base salary is $410,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Henry would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for her options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Ms. Henry’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Kevin W. Toomy. In April 2010, we entered into an employment agreement with Mr. Toomy under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s current base salary is $335,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or our Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by our Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given. Additionally, with respect to our employment agreements with Mr. O’Donnell, Mr. Haak, and Ms. Henry, “good reason” also includes a material relocation of the Company requiring the executive to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described herein, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 25, 2016, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy
Severance	$675,000	$375,000	$410,000	$335,000
Bonus(1)	$513,310	$213,879	$171,104	$254,754
Continued Vesting of Restricted Stock(2)	$2,690,963	$362,628	$201,845	$775,808
Health and Welfare Benefits(3)	$19,919	$18,869	$18,369	$17,369
Automobile Allowance(4)	$12,000	$10,800	$10,800	$10,400

Total	$3,911,192	$981,176	$812,118	$1,393,331

(1)	Based on payment of a percentage of the named executive officer’s bonus compensation.
(2)	Value is based on the closing price on December 23, 2016 of $18.25. Represents continued vesting of restricted stock for twelve months, as provided by employment agreement.
(3)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(4)	Based on the value, as of December 25, 2016, of the current pre-established automobile allowance that would be received by the executive officer for one year after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, (a) the number of shares of restricted stock for which the restrictions will have lapsed within one year of the grantee’s death or disability will become fully vested and (b) a number of options equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of death or disability.

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy
Restricted Stock ($)(1)	$2,690,963	$362,628	$201,845	$775,808
Options ($)(2)	$—	$—	$—	$—
Bonus ($)(3)	$545,100	$227,125	$264,878	$270,531

Total	$3,236,063	$589,753	$466,723	$1,046,339

(1)	Value is based on the closing price on December 23, 2016 of $18.25.
(2)	Value is based on the number of options that would become exercisable within one year after the date of the grantee’s death or disability, multiplied by the difference between the closing price on December 23, 2016 of $18.25 and the option exercise price.
(3)	Value is based on the earned bonus amount attributable to the period prior to the triggering event. This table assumes that the triggering event occurred as of December 25, 2016, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2016.

Payments Made Upon a Change in Control

In the event that the Company is sold at any time during Mr. O’Donnell’s, Mr. Haak’s or Ms. Henry’s respective terms of employment, all equity awards held by such officer will immediately vest pursuant to the terms of such officer’s employment agreement. All of the restricted stock and options issued under the Amended and Restated 2005 Long-Term Equity Incentive Plan to Mr. Toomy will become fully vested if Mr. Toomy is terminated within one year of a change in control. If we undergo a change in control, the committee administering the Amended and Restated 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the Amended and Restated 2005 Long-Term Equity Incentive Plan.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of the change in control.

For purposes of the Amended and Restated 2005 Long-Term Equity Incentive Plan and the bonus plans, a change in control is triggered if (a) any person or group is or becomes the beneficial owner of 50% or more of the Company’s voting securities, (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the stockholders was approved by at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease to constitute a majority of the Board, (c) the Company merges or consolidates with any other corporation (unless the Company’s voting securities continue to represent more than 50% of the combined voting power of the surviving entity or the Company’s Chief Executive Officer and directors retain their positions and, in the case of the directors, constitute at least a majority of the new board) or (d) a plan of complete liquidation or a sale or disposition of the Company of all or substantially all of its assets is consummated.

Assuming all outstanding unvested equity awards are accelerated, the table below provides the estimated value to our named executive officers as of December 25, 2016:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy
Restricted Stock ($)(1)	$8,477,052	$3,567,966	$4,660,849	$1,681,391
Options ($)(2)	$—	$—	$—	$—
Bonus ($)(3)	$545,100	$227,125	$264,878	$270,531

Total	$9,022,152	$3,795,091	$4,925,727	$1,951,922

(1)	Value is based on the closing price on December 23, 2016 of $18.25.
(2)	Value is based on the number of unvested options that accelerate upon a change of control, multiplied by the difference between the closing price on December 23, 2016 of $18.25 and the option exercise price.
(3)	Value is based on the earned bonus amount attributable to the period prior to the change in control. This table assumes that the change in control occurred as of December 25, 2016, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2016, we were not a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors reviewed and discussed the audited financial statements with management, which represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the effectiveness of our internal control over financial reporting and the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2016 and its evaluations of our internal control over financial reporting with KPMG LLP, our independent auditors for fiscal 2016, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting. The Audit Committee discussed with KPMG LLP the matters required to be discussed by AS 1301 , “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, discussed with KPMG LLP its independence and considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 25, 2016 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2017.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman
Giannella Alvarez
Alan Vituli

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2015 and 2016.

	Fiscal Year
Fee Category	December 25, 2016	December 27, 2015
Audit Fees	$604,850	$609,200
Audit-Related Fees	—	—
Tax Fees	135,000	—
All Other Fees	1,780	1,650

Total Fees	$741,630	$610,850

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees: None.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to income tax planning and compliance services.

All Other Fees: Consists of fees billed for a subscription to accounting research software.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2016 and 2015 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2018 MEETING

Stockholder proposals intended for inclusion in our proxy statement pursuant to Rule 14a-8 relating to the next annual meeting in 2018 must be received by us no later than December 15, 2017. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder nomination or other proposal submitted otherwise than pursuant to Rule 14a-8 must be received at our principal executive offices no earlier than January 25, 2018 and no later than February 24, 2018. If not received within this timeframe, the nomination or other proposal will not be placed on the agenda for the meeting.

RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all nominees in proposal 1, FOR proposals 2 and 4 and vote for a frequency of 1 YEAR for proposal 3: 1. Election of Directors Nominees 1a. Michael P. O’Donnell 1b. Robin P. Selati 1c. Giannella Alvarez 1d. Mary L. Baglivo 1e. Carla R. Cooper 1f. Bannus B. Hudson 1g. Robert S. Merritt For address change/comments, mark here. (see reverse for instructions) For Against Abstain 2. Approval of the advisory resolution on the compensation of the Company’s named executive officers. 3. Advisory vote on the frequency of future 0 stockholder advisory votes on the compensation of the Company’s named executive officers. 4. Ratification of the appointment of KPMG LLP as the Companys independent registered public accounting firm for fiscal year 2017. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain 1 year 2 years 3 years Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000332946_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. RUTH’S HOSPITALITY GROUP, INC. PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2017 The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 25, 2017, beginning at 1:00 P.M. local time, at Ruth’s Chris Steak House, 610 North Orlando Avenue Highway 17-92, Winter Park, Florida 32789 and any and all adjournments or postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR A FREQUENCY OF “1 YEAR” FOR PROPOSAL 3. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000332946_2 R1.0.1.15